Exhibit 4.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following information describes our common stock, par value $0.0001 per share, which is the only class of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, as well as certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This description is only a summary. For a complete statement of the terms and rights of the common stock, you should also refer to our amended and restated certificate of incorporation and amended and restated bylaws which are filed with the Securities and Exchange Commission, as well as the General Corporation Law of the State of Delaware (“DGCL”).

Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. Our board of directors may establish the rights, powers and preferences of undesignated preferred stock from time to time. Our board of directors is authorized, without stockholder approval, except as required by the listing standards of the New York Stock Exchange, to issue additional shares of our authorized capital stock.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Our amended and restated certificate of incorporation prohibits cumulative voting. Pursuant to our amended and restated bylaws, the election of directors shall be decided by a plurality vote of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. With respect to matters other than the election of directors, if a quorum is present, the affirmative vote of a majority of the shares represented and voting at a duly held meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the stockholders, unless the vote of a greater number or a vote by classes is required by law, by our amended and restated certificate of incorporation or by our amended and restated bylaws. The holders of a majority of the shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Our amended and restated certificate of incorporation prohibits stockholders from taking action by written consent in lieu of a meeting.

Dividend Rights

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any earnings for future growth and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual and legal restrictions and other factors the board deems relevant.

Preemption, Conversion, and Redemption Rights

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of our outstanding preferred stock and of any series of preferred stock that we may designate and/or issue in the future.

Board of Directors

The number of directors is fixed by, or in the manner provided in, our amended and restated certificate of incorporation and amended and restated bylaws. Commencing at the 2025 annual meeting of stockholders, all of our directors elected at an annual meeting of stockholders shall hold office for a term that expires at the next annual meeting of stockholders (or until their respective successors shall have been elected and qualified or until their earlier death, resignation or removal). The term of each director serving as of and immediately following the date of the 2024 annual meeting of stockholders shall expire at the 2025 annual meeting of stockholders, notwithstanding that such director may have been elected for a term that extended beyond the date of the 2025 annual meeting of stockholders.

Anti-Takeover Effects of Certain Provisions of Delaware Law

Provisions of Delaware law and of our amended and restated certificate of incorporation and amended and restated bylaws could make the acquisition of the company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. These provisions can discourage inadequate takeover bids and encourage persons seeking to acquire control of the company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unsolicited proposal would outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unsolicited proposal could result in terms more favorable to our stockholders.

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this law may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors. This summary of the provisions of Section 203 of the DGCL does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws, and the DGCL.

Anti-Takeover Provisions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below could discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous.

Preferred Stock

Under our amended and restated certificate of incorporation, the board of directors may issue, without further stockholder approval, shares of preferred stock in one or more series and may also set forth the voting powers, full or limited or none, of each such series of preferred stock, which the board could use to implement a stockholder rights plan (also known as a “poison pill”). The board of directors shall fix the designations, preferences and relative, participating, optional or other special rights of each such series of preferred stock and the qualifications, limitations or restrictions of such powers, designations, preferences or rights.

No Action by Written Consent

Under our amended and restated certificate of incorporation and amended and restated bylaws, stockholders of the company may not take action by written consent in lieu of a meeting.

Special Meetings of Stockholders

Under our amended and restated bylaws, special meetings of our stockholders may be called only by the board of directors, the chairman of the board, the chief executive officer, or the president of the company.

Advance Notice Requirements for Stockholders Proposals and Director Nominations

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Board of Directors and Vacancies

The authorized number of directors on the board of directors will be established from time to time by resolution of the board of directors. Vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

Amendment of Our Amended and Restated Bylaws

The board of directors is expressly authorized to make, alter or repeal our amended and restated bylaws. Our amended and restated bylaws provide that stockholders are permitted to amend the amended and restated bylaws only with the approval of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of outstanding capital stock entitled to vote at an election of directors.

Forum Selection Clause

Under the amended and restated certificate of incorporation and the amended and restated bylaws, unless the company consents in writing to the selection of an alternative forum, the sole and exclusive forum for making certain types of claims will be a state or federal court located within the State of Delaware. This provision applies to (i) any derivative action or proceeding brought on behalf of the company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the company to the company or its stockholders, (iii) any action asserting a claim against the company or any director or officer or other employee of the company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation and the amended and restated bylaws, or (iv) any action asserting a claim against the company or any director or officer or other employee of the company governed by the internal affairs doctrine.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “BYON.”